Exhibit 99(D)(2)
PERSONAL AND CONFIDENTIAL
September 17, 2020
Bristol-Myers Squibb Company 430 East 29th Street, 14th Floor New York, New York 10016
Ladies and Gentlemen:
1.
In connection with your consideration of a possible negotiated business combination transaction between MyoKardia, Inc. (the “Company”) and you (the “Possible Transaction”), you have requested information relating to the Company that is confidential and proprietary. As a condition to your being furnished such information, you agree to treat any information, in any form or medium, whether written or oral, relating to the Company or any of its subsidiaries, affiliates or divisions (whether prepared by the Company, its advisors or otherwise) that is furnished to you by or on behalf of the Company (herein collectively referred to as the “Evaluation Material”) in accordance with the provisions of this letter agreement and to take or abstain from taking certain other actions herein set forth. The term “Evaluation Material” includes, without limitation, all notes, analyses, compilations, spread sheets, data, reports, studies, interpretations or other documents furnished to you or your Representatives (as defined below) or prepared by you or your Representatives to the extent such materials reflect or are based upon, in whole or in part, the Evaluation Material. The term “Evaluation Material” does not include information that (a) is or becomes available to you on a nonconfidential basis from a source other than the Company or its Representatives; provided that such source is not known by you to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation to, the Company that prohibits such disclosure, (b) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives in violation of this letter agreement, (c) has been or is independently developed by you or your Representatives without the use of the Evaluation Material or in violation of the terms of this letter agreement, or (d) is already in your or your Representatives’ possession, provided that such information is not known by you to be subject to a confidentiality agreement with, or other contractual, legal or fiduciary obligation to, the Company that prohibits disclosure of such information (including the Prior Confidentiality Agreement (as defined below)). For purposes of this letter agreement, the term “Representatives” shall include (i) when used in relation to the Company, the Company’s subsidiaries and Affiliates (as such term is defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and its and their respective directors, officers, employees, consultants, attorneys, accountants, financial advisors and other professional representatives, and (ii) when used in relation to you, your subsidiaries and Affiliates and your and their respective directors, officers, employees, consultants, attorneys, accountants, financial advisors and other professional representatives. You hereby agree that the Evaluation Material will be kept confidential and used solely for the purpose of evaluating and negotiating the Possible Transaction; provided, however, that the Evaluation Material may be disclosed (i) to your Representatives who need to know such information for the sole purpose of evaluating and negotiating a Possible Transaction, (ii) pursuant to an External Demand in accordance with paragraph 4 of this letter agreement, and (iii) as the Company may otherwise consent in writing. All such Representatives shall (A) be informed by you of the confidential nature of the Evaluation Material, (B) be directed to keep the Evaluation Material strictly confidential, and (C) be advised of the terms of this letter agreement and be directed to comply with all applicable terms of this letter agreement. You agree to be responsible for any breaches of any of the provisions of this letter agreement by any of your Representatives (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy the Company may have against your Representatives with respect to such breach). It is understood and agreed that the Company may, in its sole discretion, from time to time determine that disclosure of certain Evaluation Material to certain of your Representatives may be inappropriate, in which event at the Company’s request, you shall refrain from disclosing such Evaluation Material to such Representatives from and after receipt of such request. You agree to notify the Company in writing of any actual or suspected misuse, misappropriation or unauthorized disclosure of Evaluation Material which may come to your attention.

2.
Each party will not, and will direct its Representatives not to, disclose to any person (including any governmental agency, authority or official or any third party) either the fact that discussions or negotiations are taking place (or have taken place) concerning the Possible Transaction or any of the terms, conditions or other facts with respect to the Possible Transaction, including the status thereof or that Evaluation Material has been made available to you (such information, “Transaction Information”); provided, however, that disclosure of Transaction Information pursuant to an External Demand shall be governed by paragaph 4 of this letter agreement; provided further, however, that, other than in the case of an External Demand, (a) you and your Affiliates may disclose Transaction Information (a “Permitted Disclosure”) if but only if (i) such disclosure is required under applicable securities or antitrust laws or under applicable stock exchange rules as determined based on advice of outside legal counsel and (ii) such disclosure requirement does not arise from a breach of this letter agreement and (b) the Company and its Affiliates may disclose Transaction Information if required under applicable securities or antitrust laws or under applicable stock exchange rules as determined based on advise of outside legal counsel. Without limiting the generality of the foregoing, and other than your Representatives who need to know such information for the sole purpose of evaluating and negotiating a Possible Transaction, you further agree that you will not, directly or indirectly, contact, share the Evaluation Material or Transaction Information with or enter into any agreement, arrangement or understanding, or any discussions which would reasonably be expected to lead to an agreement, arrangement or understanding, with any other person, including financing sources, regarding a Possible Transaction involving the Company without the prior written consent of the Company and only upon such person executing a confidentiality agreement in favor of the Company with terms and conditions consistent with this letter agreement.
3.
You hereby acknowledge that you and your Representatives are aware that the Evaluation Material and Transaction Information may contain material, non-public information about the Company, and that applicable securities laws prohibit certain actions by persons who have received from an issuer material, non-public information.

4.
Notwithstanding anything to the contrary provided in this letter agreement, (x) in the event either party or any of its Representatives receive a request or are required by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process or pursuant to a formal request from a regulatory examiner (any such requested or required disclosure, an “External Demand”) to disclose all or any part of the Evaluation Material or Transaction Information, as applicable, or (y) in the case of a Permitted Disclosure, such party or its Representatives, as the case may be, agree (to the extent reasonably practicable under the circumstances and not prohibited by law) to (a) promptly notify the other party of the existence, terms and circumstances surrounding such External Demand or Permitted Disclosure, (b) consult with the other party on the advisability of taking legally available steps to resist or narrow such request or disclosure, and (c) assist the other party, at the other party’s expense, in seeking a protective order or other appropriate remedy to the extent available under the circumstances. In the event that such protective order or other remedy is not obtained or that the non-disclosing party waives compliance with the provisions hereof, (i) such disclosing party or its Representatives, as the case may be, may disclose only that portion of the Evaluation Material or Transaction Information which such disclosing party or its Representatives are advised by outside legal counsel is legally required to be disclosed and to only those persons to whom such disclosing party or its Representatives are advised by outside legal counsel are legally required to receive such information, and such disclosing party or its Representatives shall exercise reasonable best efforts to obtain assurance that confidential treatment will be accorded such Evaluation Material or Transaction Information, and (ii) such disclosing party or its Representatives shall not be liable for such disclosure, unless such disclosure was caused by or resulted from a previous disclosure by such disclosing party or its Representatives not permitted by this letter agreement.

5.
You agree that (a) all communications regarding the Possible Transaction, (b) requests for additional information, (c) requests for management meetings, and (d) discussions or questions regarding procedures, timing and terms of the Possible Transaction, shall be submitted or directed only to those persons designated by the Company in writing, it being understood that contact and discussions in the ordinary course consistent with past practices and unrelated to the Possible Transaction (and in which the Possible Transaction is not discussed) shall not be prohibited or otherwise restricted by this paragraph 5.

6.
Each party agrees that, for a period of one (1) year from the date hereof, neither it nor any of its Affiliates who are provided with Evaluation Material or Transaction Information, or any of its Representatives acting on its behalf or at its direction, will, directly or indirectly, solicit for employment or employ or cause to leave the employ of the other party (a) any individual serving as an officer of the other party, or (b) any employee of the other party or any of its subsidiaries with whom such first party has had substantial contact in such first party’s evaluation of the Possible Transaction, in each case without obtaining the prior written consent of the other party; provided that each party may (i) make general advertisements or general solicitations for employment or searches by a search firm not specifically directed at the foregoing persons and employ any person who responds to such solicitations or searches, (ii) hire any person whose employment with the other party was terminated prior to any solicitation for employment by the hiring party, and (iii) hire any person who contacts the hiring party at his or her own initiative without any prior solicitation specifically targeted at such employee by the hiring party.
7.
You hereby acknowledge and agree that, unless otherwise agreed in writing by the Company, for a period of one (1) year from the date of this letter agreement (the “Standstill Period”), neither you nor any of your Affiliates who are provided with Evaluation Material or Transaction Information, or any of your Representatives acting on your behalf or at your direction, will, directly or indirectly: (a) propose (i) any merger, consolidation, business combination, tender or exchange offer, purchase of the Company’s assets or businesses, or similar transactions involving the Company or (ii) any recapitalization, restructuring, liquidation or other extraordinary transaction with respect to the Company; (b) (i) acquire beneficial ownership of any securities (including in derivative form) of the Company (collectively, a transaction specified in (a)(i), (a)(ii) and (b)(i) involving a majority of the Company’s outstanding capital stock or consolidated assets, is referred to as a “Business Combination”), (ii) propose or seek, whether alone or in concert with others, any “solicitation” (as such term is used in the rules of the Securities and Exchange Commission) of proxies or consents to vote any securities (including in derivative form) of the Company, (iii) nominate any person as a director of the Company, or (iv) propose any matter to be voted upon by the stockholders of the Company; (c) form, join or in any way participate in a third party “group” (as such term is used in the rules of the Securities and Exchange Commission) (or discuss with any third party the potential formation of a group) with respect to any securities (including in derivative form) of the Company or a Business Combination involving the Company; (d) request the Company (or any of its Representatives), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence); or (e) take any action that could reasonably be expected to require the Company to make a public announcement regarding a potential Business Combination; provided, however, that the Standstill Period shall terminate (x) upon the Company’s entry into a definitive agreement providing for a Business Combination or (y) if any third party commences a tender or exchange offer which, if consummated, would result in such person’s acquisition of beneficial ownership of more than 50% of the outstanding voting securities of the Company, and in connection therewith, the Company files with the Securities and Exchange Commission a Schedule 14D-9 with respect to such offer that recommends that the Company’s stockholders accept such offer. Notwithstanding anything to the contrary set forth in this Section 7, (x) you and your Representatives acting on your behalf shall be permitted to make an unsolicited, confidential, non-public (i) proposal to the Company’s Chief Executive Officer or Board of Directors (or any duly constituted committee thereof) with respect to a Business Combination or (ii) request to the Company’s Chief Executive Officer or Board of Directors (or any duly constituted committee thereof) for a waiver of the provisions of this Section 7; provided that no such proposal or request shall be made that could reasonably be expected to require any public disclosure by the Company or you or any of your Affiliates with respect thereto; and (y) nothing in this Section 7 shall be construed to prohibit passive investments made in the ordinary course of business in connection with retirement plans, 401(k) plans, mutual funds, pension plans, or similar arrangements, in each case, only if not specifically targeted to an investment in the Company and not resulting in any filing obligation under Section 13 of the Exchange Act.

8.
You understand that neither the Company nor any of its Representatives has made or make any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material and that any such representations or warranties will be made only as set forth in any definitive agreement regarding the Possible Transaction. You agree that, except pursuant to any definitive agreement regarding the Possible Transaction, neither the Company nor any of its Representatives shall have any liability to you or any of your Representatives resulting from the selection, use or content of the Evaluation Material by you or your Representatives.

9.
Upon the Company’s demand, you shall either promptly (a) destroy the Evaluation Material and any copies thereof (including material that references Transaction Information), or (b) return to the Company all Evaluation Material and any copies thereof (including material that references Transaction Information), and, in either case, confirm in writing to the Company that all such material has been destroyed or returned, as applicable, in compliance with this letter agreement. It is understood that information in an intangible or electronic format containing Evaluation Material or Transaction Information cannot be removed, erased or otherwise deleted from archival systems (also known as “computer or system back-ups”) but that such information will continue to be protected under the confidentiality requirements and non-use limitations contained in this letter agreement and you and such Representatives shall not purposefully access such information except as required by law. Notwithstanding the foregoing, you and your Representatives may retain one copy of any work product prepared by you or them that contains Evaluation Material or Transaction Information to the extent necessary pursuant to applicable legal or regulatory requirements; provided that you and such Representatives shall reference such work product solely for such foregoing purposes and shall continue to be bound by the obligations of confidentiality and non-use hereunder for such period of time as you and such Representatives retain such work product.
10.
You agree that, except to the extent expressly authorized by the Company in advance, neither you nor any of your Representatives acting on your behalf or at your direction will directly or indirectly have any formal or informal discussions or other communications, or directly or indirectly enter into any agreement, arrangement or understanding, whether formal or informal and whether or not binding, with any director, officer or other employee of the Company or any of its subsidiaries relating to (i) any retention, severance, equity or other compensation, incentives or benefits that may be or become payable to any directors, officers or employees of the Company or any of its subsidiaries in connection with a Possible Transaction or following the consummation thereof, or (ii) any directorship, employment, consulting arrangement or other similar association or involvement of any directors, officers or other employees of the Company or any of its subsidiaries with the Company or any Affiliate of the Company following the consummation of a Possible Transaction.

11.
To the extent that any Evaluation Material may include material subject to the attorney- client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal or regulatory proceedings or governmental investigations, the parties hereto understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the disclosure of such material is not intended to, and will not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege and any such Evaluation Material will remain entitled to all protection under these privileges, this letter agreement and the joint defense doctrine. Nothing in this letter agreement obligates any party to reveal material subject to the attorney-client privilege, work product doctrine or any other applicable privilege, and in the event of an inadvertent disclosure of any materials which may have the effect of waiving any such privilege, you and your Representatives agree to destroy any such materials promptly upon the request of the Company or its Representatives.

12.
You represent and warrant that, as of the date hereof, neither you nor any of your controlled Affiliates beneficially own any securities of the Company (as determined under the Exchange Act) or have any other pecuniary or voting interest in the securities of the Company (other than through investments in broad-based index funds, pensions, benefit plans or other similar passive investments).

13.
Nothing in this letter agreement shall be construed as granting any rights under any patent, copyright or other intellectual property right of the Company or any of its subsidiaries, nor shall this letter agreement grant any rights in or to the Evaluation Material other than the limited right to review such Evaluation Material solely for the purpose of evaluating and negotiating the Possible Transaction.

14.
Each party acknowledges and agrees that money damages may not be a sufficient remedy for any breach (or threatened breach) of this letter agreement by the other party or its Representatives and that each party shall be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any such breach (or threatened breach), without proof of damages, and each party further agrees to waive, and shall cause its Representatives to waive any requirement for the securing or posting of any bond in connection with any such remedy. Such remedies shall not be the exclusive remedies for a breach of this letter agreement but will be in addition to all other remedies available at law or in equity.

15.
Each party agrees that unless and until a definitive agreement between the parties with respect to the Possible Transaction has been executed and delivered, neither party will be under any legal obligation of any kind whatsoever with respect to any transaction by virtue of this or any written or oral expression except, in the case of this letter agreement, for the matters specifically agreed to herein. In addition, each party hereby waives, in advance, any claims (including, without limitation, breach of contract) in connection with any Possible Transaction other than claims under any definitive agreement relating to a Possible Transaction or under this letter agreement. For purposes of this letter agreement, the term “definitive agreement” does not include an executed letter of intent or any other preliminary written agreement, nor does it include any oral acceptance of an offer or bid by you. The agreement set forth in this paragraph may be modified or waived only by a separate writing by the Company and you expressly so modifying or waiving such agreement.
16.
You acknowledge that (a) the Company shall be free to conduct the process for a transaction as the Company in its sole discretion shall determine (including, without limitation, negotiating with any prospective buyers and entering into a definitive agreement without prior notice to you or to any other person), and (b) any procedures relating to such transaction may be implemented or changed at any time without notice to you or any other person, in each case, except as otherwise may be set forth in any definitive agreement regarding the Possible Transaction.

17.
No failure or delay by a party or any of its Representatives in exercising any right, power or privilege under this letter agreement shall operate as a waiver thereof unless in writing and signed by an officer of the party or other authorized person on its behalf. No modification or amendment of this letter agreement shall be effective unless in writing and signed by an officer of the Company, or other authorized person on its behalf, and you, or an authorized person on your behalf.

18.
The illegality, invalidity or unenforceability of any provision hereof under the laws of any jurisdiction shall not affect its legality, validity or enforceability under the laws of any other jurisdiction, nor the legality, validity or enforceability of any other provision.

19.
This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware. The parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the Chancery Courts in the State of Delaware and the United States District Court for the District of the State of Delaware for any action, suit or proceeding arising out of or relating to this letter agreement and the Possible Transaction, and agree not to commence any action, suit or proceeding related thereto except in such courts.

20.
This letter agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. Notwithstanding the foregoing, nothing contained in this letter agreement shall modify or impair any of the rights or obligations of the parties under the Mutual Confidential Disclosure Agreement dated as of June 29, 2020 (the “Prior Confidentiality Agreement”), with respect to any Confidential Information (as defined therein) provided (i) by the Company thereunder prior to the date of this letter agreement or (ii) by you thereunder prior to or after the date of this letter agreement (it being understood that any Transaction Information shall be governed by the terms of this Agreement).

21.
This letter agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same agreement. One or more counterparts of this letter agreement may be delivered by facsimile or pdf electronic transmission, with the intention that they shall have the same effect as an original counterpart hereof.

22.
Except as otherwise expressly provided herein, this letter agreement and the obligations hereunder shall terminate on the date that is seven (7) years from the date hereof; provided that the obligations of confidentiality and non-use of Manufacturing Information (as defined in the Prior Confidentiality Agreement) that is identified in writing by the Company as Manufacturing Technology before it is shared with you shall terminate on the date that is ten (10) years from the date hereof; and provided further that any such termination shall not relieve any party for any breach of this letter agreement prior to such termination.

[Signature Page Follows]

Very truly yours,

MYOKARDIA, INC.

By:	/s/ Jacob Bauer
Name:	Jacob Bauer
Title:	Chief Business Officer

Confirmed and Agreed to:

BRISTOL-MYERS SQUIBB COMPANY

By:	/s/ Brian Heaphy
Name:	Brian Heaphy
Title:	Vice President, Corporate Development, Cardiovascular & Neuroscience Business Development

Date:	9/18/20